Exhibit (a)(1)(v)

THE NEW IRELAND FUND, INC.
C/O KBI GLOBAL INVESTORS (NORTH AMERICA) LTD
ONE BOSTON PLACE, 36TH FLOOR
BOSTON, MASSACHUSETTS 02108

Offer to Purchase for Cash
1,601,285 of its Issued and Outstanding Shares of Common Stock
at 98% of Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Purchase, dated April 5, 2017 of The New Ireland Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to purchase 1,601,285 of the Fund’s issued and outstanding shares of common stock (“Shares”), representing approximately 30% of the Shares as of March 29, 2017, for cash, at a price, net to the seller (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 98% of the net asset value (“NAV”) per Share as determined by the Fund as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next day the NAV per Share is calculated after the offer expires (the “Valuation Date”) or, if the offer is extended, on the next day the NAV per Share is calculated after the day to which the offer is extended. THE OFFER TO PURCHASE EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 5, 2017 (THE “EXPIRATION DATE”), UNLESS EXTENDED.

The Board of Directors approved a tender offer program that provided for this Offer to Purchase. The Fund is authorized to purchase up to 30% of the Shares of the Fund for cash at a price per Share equal to 98% of the NAV per Share, as determined by the Fund as of the close of trading on the NYSE on the Valuation Date (or, if the offer is extended, on such later date to which the offer is extended). The tender offer is believed to represent a responsible allocation of the Fund’s assets by providing additional value to shareholders who wish to tender their Shares when discounts have been at higher levels for a prolonged period.

The Offer to Purchase and the related Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1.    Unless extended, the Offer to Purchase expires at 11:59 p.m., Eastern Time, on May 5, 2017. Shares may be withdrawn at any time prior to 11:59 p.m., Eastern Time, on the Expiration Date. Any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered.

2.    The Offer to Purchase is subject to certain conditions set forth in the Offer to Purchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Purchase.

3.    The Fund is offering to purchase 1,601,285 Shares. If shareholders tender (and do not withdraw) more than 1,601,285 Shares for purchase by the Fund, the Fund will purchase duly tendered Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw, unless the Fund determines not to purchase any Shares. The Fund does not intend to increase the number of Shares that it is offering to purchase, even if shareholders tender more than the maximum number of Shares to be purchased by the Fund in the Offer to Purchase.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 5, 2017, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours, [Broker Name]

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INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Purchase, dated April 5, 2017, relating to the offer by The New Ireland Fund, Inc. (the “Fund”) to purchase 1,601,285 of its issued and outstanding shares of common stock (“Shares”).

This form will instruct us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase.

AGGREGATE NUMBER OF SHARES TO BE TENDERED

Shares:
(enter number of Shares to be tendered)

SIGN HERE

Signature(s):

Print Name:

Address(es):

Area Code and Telephone No.:
Taxpayer Identification or Social Security No.:

Date:
Account No.:

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